Exhibit 5.1

Matthew B. Hemington

T: +1 650 843 5062

hemingtonmb@cooley.com

October 7, 2016

Everspin Technologies, Inc.

1347 N. Alma School Road, Suite 220

Chandler, AZ 85224

Ladies and Gentlemen:

We have acted as counsel to Everspin Technologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,858,447 of the Company’s Common Stock, par value $0.0001 per share, including (a) 1,262,294 shares of Common Stock (the “2008 Shares”) issuable pursuant to the Company’s 2008 Equity Incentive Plan, as amended (the“2008 Plan”), (b) 500,000 shares of Common Stock (the “2016 Shares”) issuable pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), and (c)     96,153 shares of Common Stock (the “2016 ESPP Shares” and together with the 2008 Shares and the 2016 Shares, the “Shares”) pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “2014 ESPP” and together with the 2008 Plan and the 2016 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses included therein, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as we deem are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Everspin Technologies, Inc.

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM